Exhibit A
STOCK EXCHANGE AGREEMENT
This Stock Exchange Agreement (this “Agreement”) is made this 28th day of July, 2008 by and between Maverick Fund, L.D.C., a Cayman Islands limited duration corporation (“Maverick LDC”), Maverick Fund USA, Ltd., a Texas limited partnership (“Maverick USA”), Maverick Fund II, Ltd., a Cayman Islands exempted company (“Maverick II”, and together with Maverick LDC and Maverick USA, “Maverick”), with a principal place of business at 300 Crescent Court, 18th Floor, Dallas, TX 75201, Paperboy Ventures, LLC (“Paperboy”), with a principal place of business at 1875 K St. N.W., Suite 700, Washington, D.C. 20006, and Five Blue Stars Foundation, Inc. (“Five Blue Stars”), a Massachusetts not for profit corporation organized and existing under Ch. 180 of the Massachusetts General Laws, with a principal place of business at One Beacon St., 21st Floor, Boston, MA 02108.
In consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby conclusively acknowledged, the parties agree as follows:
1. At the Closing, Maverick LDC, Maverick USA and Maverick II will each sell, transfer and assign to Five Blue Stars the number of shares of Common Stock of Corcept Therapeutics, Incorporated (“Corcept”) as are set forth opposite their respective names on Exhibit A attached hereto, aggregating 584,763 shares (“Corcept Common Stock”). At the Closing, Five Blue Stars will sell, transfer and assign to Maverick 27,124 shares of Series D Preferred Stock and 160,000 shares of Series F Preferred Stock (collectively, “Ironwood Preferred Shares”) of Ironwood Pharmaceuticals, Inc. (“Ironwood”), to be allocated among Maverick LDC, Maverick USA and Maverick II as set forth on Exhibit B attached hereto.

2. The time of closing the transactions set forth in this Agreement (“Closing”) shall be set by mutual agreement of the parties on or before August 8, 2008, and if not so set by the parties, the Closing shall take place on August 13, 2008 at 3:00 p.m. E.D.T. (“Closing Date”). At the Closing, Maverick shall exchange, transfer, assign and deliver to Five Blue Stars via DTC electronic transfer into a securities account specified by Five Blue Stars in writing to Maverick the shares of Corcept Common Stock free and clear of any lien, claim, judgment, charge, mortgage, security interest, escrow, equity or other encumbrance and Five Blue Stars shall exchange, transfer, assign and deliver to Maverick the Stock Certificate(s) representing the Ironwood Preferred Shares, fully endorsed and executed by Five Blue Stars free and clear of any lien, claim, judgment, charge, mortgage, security interest, escrow, equity or other encumbrance.
3. Each of Maverick LDC, Maverick USA and Maverick II (each a “Maverick Fund”) represents and warrants, severally and not jointly, to Five Blue Stars that (i) it is the registered owner, and will until the Closing be the registered owner, of the number of shares of Corcept Common Stock as are set forth on Exhibit A opposite its name; (ii) it has all requisite corporate or other power, and has taken all requisite corporate or other action, to execute and deliver this Agreement to sell, transfer and assign the Corcept Common Stock as set forth herein and to carry out and perform all of its obligations under this Agreement; (iii) this Agreement constitutes a legal, valid and binding obligation of such Maverick Fund, enforceable in accordance with its terms; (iv) the execution and delivery of this Agreement does not, and the performance of this Agreement and the compliance with the provisions hereof and the sale, transfer and assignment of the Corcept Common Stock as set forth herein will not, conflict with, or result in a breach or violation of the terms, conditions or provisions of, or constitute a default under or result in the creation or imposition of any lien pursuant to the terms of the corporate records of Corcept or any state or federal statute or regulation or any order, judgment or decree applicable to such Maverick Fund or any covenant, pledge, indenture or other material agreement or instrument to which such Maverick Fund is a party or any of its properties is subject.

4. Paperboy represents and warrants to Maverick that (i) as of the date hereof Paperboy is the registered owner of the Ironwood Preferred Shares and on or before the Closing Paperboy will transfer and give the Ironwood Preferred Shares to Five Blue Stars; (ii) Paperboy has all requisite corporate power, and has taken all requisite corporate action, to execute and deliver this Agreement, to transfer and assign the Ironwood Preferred Shares to Five Blue Stars as provided for herein and to carry out and perform all of its obligations under this Agreement; (iii) this Agreement constitutes a legal, valid and binding obligation of Paperboy, enforceable in accordance with its terms; (iv) the execution and delivery of this Agreement does not, and the performance of this Agreement and the compliance with the provisions hereof and the transfer and assignment of the Ironwood Preferred Shares to Five Blue Stars will not conflict with, or result in a breach or violation of the terms, conditions or provisions of, or constitute a default under or result in the creation or imposition of any lien pursuant to the terms of the corporate records of Ironwood or any state or federal statute or regulation or any order, judgment or decree applicable to Paperboy or any covenant, pledge, indenture or other material agreement or instrument to which Paperboy is a party or any of its properties is subject; and (v) as the transferee of the Ironwood Preferred Shares, Maverick shall have the right to cause Ironwood to register such shares pursuant to Section 2.10 of the Sixth Amended and Restated Investors’ Rights Agreement dated as of February 1, 2007 by and among Ironwood and the other parties thereto.

5. Five Blue Stars represents and warrants to Maverick that (i) as of the Closing Five Blue Stars will be the registered owner of the Ironwood Preferred Shares; (ii) Five Blue Stars has all requisite corporate power, and has taken all requisite corporate action, to execute and deliver this Agreement, to sell, transfer and assign the Ironwood Preferred Shares as set forth herein and to carry out and perform all of its obligations under this Agreement; (iii) this Agreement constitutes a legal, valid and binding obligation of Five Blue Stars, enforceable in accordance with its terms; (iv) the execution and delivery of this Agreement does not, and the performance of this Agreement and the compliance with the provisions hereof and the sale, transfer and assignment of the Ironwood Preferred Shares as set forth herein, will not conflict with, or result in a breach or violation of the terms, conditions or provisions of, or constitute a default under or result in the creation or imposition of any lien pursuant to the terms of the corporate records of Ironwood or any state or federal statute or regulation or any order, judgment or decree applicable to Five Blue Stars or any covenant, pledge, indenture or other material agreement or instrument to which Five Blue Stars is a party or any of its properties is subject; and (v) as the transferee of the Ironwood Preferred Shares, Maverick shall have the right to cause Ironwood to register such shares pursuant to Section 2.10 of the Sixth Amended and Restated Investors’ Rights Agreement dated as of February 1, 2007 by and among Ironwood and the other parties thereto.
6. The parties understand and confirm that the representations and warranties of each party set forth herein will be relied on by each other party in effecting the transactions set forth herein.

7. Each of the parties will (a) file in a timely manner all forms, including Form 4 and Form 5, if any, that the transactions set forth herein require each party to file with the U.S. Securities & Exchange Commission, and (b) from time to time, upon the request of any other party hereto, take all actions and do all things (including without limitation executing, acknowledging and delivering any additional agreements, instruments and documents) as may be reasonably necessary to consummate the transactions contemplated hereby or to effectuate the intentions and purposes hereof.
8. The representations and warranties made by each party herein shall be true and correct in all material respects on the Closing Date.
9. All notices, requests and other communications relating to this Agreement shall be in writing, shall be mailed by first class, certified airmail or nationally recognized overnight express courier, postage fee paid and shall be deemed given when so received by mail or courier, and addressed as follows:
a.	As to Maverick:

John T. McCafferty Maverick Capital Ltd. 300 Crescent Court, 18th Floor Dallas, TX 75201 john.mccafferty@maverickcap.com

With a copy to (which shall not constitute notice):

Stephen L. Fluckiger, Esq. Jones Day 2727 North Harwood St. Dallas, TX 75201 slfluckiger@jonesday.com

b.	As to Paperboy:

Anthony C. Garland, Chief Financial Officer Paperboy Ventures, LLC 1875 K St. N.W., Suite 700 Washington, D.C. 20006 acg@paperboyventures.com

With a copy to (which shall not constitute notice):

James Coyne King, Esq. Hanify & King, Professional Corporation One Beacon Street, 21st Floor Boston, Massachusetts 02108 jck@hanify.com

c.	As to Five Blue Stars:

Matthew Colburn, President Five Blue Stars Foundation, Inc. One Beacon Street, 21st floor Boston, MA 02108 matthew@prosperity-democracy.com

With a copy to (which shall not constitute notice):

James Coyne King, Esq. Hanify & King, Professional Corporation One Beacon Street, 21st Floor Boston, Massachusetts 02108 jck@hanify.com or to such other person at such other place as either party shall designate to the other party in writing.
10. The provisions hereof shall insure to the benefit of and be binding upon, the successors, assigns and administrators of the parties hereto.
11. This Agreement and other documents delivered pursuant hereto constitute the entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

12. Miscellaneous.
a. This Agreement may not be amended except by an instrument signed by the parties hereto.
b. Section headings in this Agreement are included herein for convenience of reference only and will not constitute a part of this Agreement for any other purpose.
c. This Agreement will be governed by, and construed in accordance with, the law of the State of Delaware without giving effect to the principles of conflict of laws of such State.
d. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute but one and the same instrument.
[Remainder of Page Intentionally Left Blank]

EXECUTED AS OF THE 28th DAY OF JULY, 2008.

MAVERICK FUND, L.D.C.		PAPERBOY VENTURES, LLC

By:	Maverick Capital, Ltd., its investment advisor

By:	/s/ John T. McCafferty	By:	/s/ Anthony C. Garland

	John T. McCafferty, Limited Partner & General Counsel		Anthony C. Garland, Chief Financial Officer

MAVERICK FUND USA, LTD.		FIVE BLUE STARS FOUNDATION, INC.

By:	Maverick Capital, Ltd., its investment advisor

By:	/s/ John T. McCafferty	By:	/s/ Matthew Colburn

	John T. McCafferty, Limited Partner & General Counsel		Matthew Colburn, President

MAVERICK FUND II, LTD.

By:	Maverick Capital, Ltd., its investment advisor

By:	/s/ John T. McCafferty

John T. McCafferty, Limited Partner & General Counsel

Exhibit A
Five Blue Stars Allocations

Name	Corcept Common Stock
Maverick Fund, L.D.C.	283,553 shares
Maverick Fund USA, Ltd.	106,211 shares
Maverick Fund II, Ltd.	194,999 shares
Total	584,763 shares

Exhibit B
Maverick Allocations
Ironwood Series F Preferred Stock

Maverick Fund, L.D.C.	77,584 shares
Maverick Fund USA, Ltd.	29,061 shares
Maverick Fund II, Ltd.	53,355 shares
Total	160,000 shares
Ironwood Series D Preferred Stock

Maverick Fund, L.D.C.	13,152 shares
Maverick Fund USA, Ltd.	4,927 shares
Maverick Fund II, Ltd.	9,045 shares
Total	27,124 shares